EXHIBIT 10.9

Amendment No. 1

to the

MediaMind Technologies Inc.

2007 Stock Option and Incentive Plan

Effective as of the date this Amendment No. 1 to the MediaMind Technologies Inc. (the “Company”) 2007 Stock Option and Incentive Plan (the “Plan”) is approved by the Company’s stockholders, the Plan is hereby amended as set for below.

1. Section 2.9 of the Plan is hereby amended in its entirety to read as follows:

“2.9 “Effective Date” means the date the Plan is approved by the Company’s stockholders”

2. Section 4 of the Plan is hereby amended in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be equal to the sum of

(1) 3,635,086 shares of Stock; plus

(2) an annual increase to be added on the first day of each of the Company’s fiscal years during the period beginning in fiscal year 2011 and ending on the second day of fiscal year 2020 equal to the lesser of (i) 1,900,000 shares of Stock and (ii) 4% of the outstanding shares of Stock on such date.

Stock issued or to be issued under the Plan shall be authorized but unissued shares. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.”

3. Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“5.2 Term. Subject to earlier termination by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date.”